Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-224308 and No. 333-288689) of our report dated June 17, 2026 relating to the financial statements of Four Seasons Education (Cayman) Inc. appearing in this Annual Report on Form 20-F for the year ended February 28, 2026.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

June 17, 2026